Exhibit 99.1

FOR IMMEDIATE RELEASE

Ancestry.com Adds New Board Member

Dr. Paul R. Billings, Chief Medical Officer at Life Technologies Joins Board

PROVO, Utah, May 16, 2012 – Ancestry.com Inc. (Nasdaq: ACOM), the world’s largest online family history resource, today announced that renowned genomics expert Dr. Paul R. Billings has been appointed to the Company’s Board of Directors, increasing the Board’s size to nine members. Billings was also appointed a member of the Company’s Audit Committee.

“Dr. Billings makes a great addition to our Board at a time when our focus on genetic genealogy is just at its beginning stages,” said Tim Sullivan, President and CEO of Ancestry.com. “Paul’s addition shows our company’s reinforced commitment to the science of DNA that we are convinced will provide a new way for customers to make amazing discoveries that they can share with family and friends.”

A board certified internist and clinical geneticist, Billings serves as Chief Medical Officer at Life Technologies Corporation and has extensive expertise and clinical experience in the areas of genomics and molecular medicine. Prior to joining Life Technologies, Billings was the Chief Executive Officer of CELLective Dx Corporation, prior to which he was Senior Vice President of Laboratory Corporation of America Holdings. He is the author of nearly 200 publications and books on genomic medicine and holds a bachelor’s degree from the University of California at San Diego and an M.D. and Ph.D. in Immunology from Harvard University.

About Ancestry.com

Ancestry.com Inc. (Nasdaq: ACOM) is the world’s largest online family history resource, with 1.9 million paying subscribers. More than 10 billion records have been added to the site in the past 15 years. Ancestry users have created more than 34 million family trees containing approximately 4 billion profiles. In addition to its flagship site, Ancestry.com offers several localized Web sites designed to empower people to discover, preserve and share their family history.

Forward Looking Statements

This press release contains forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those anticipated by these forward-looking statements. Such statements include the benefits we expect customers to gain from access to AncestryDNA’s service. Risks and uncertainties include our ability to make our products and services easy to use, the success of the DNA service in attracting customers and its ability to satisfy customer expectations. Information concerning additional factors that could cause events or results to differ materially from those projected in the forward-looking statements is contained under the caption “Risk Factors” in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2012, and in discussions in other of our Securities and Exchange Commission filings. These forward-looking statements should not be relied upon as representing our views as of any subsequent date and we assume no obligation to publicly update or revise these forward-looking statements.

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For more information:

Investors:	Media:
Ancestry.com Inc.	Ancestry.com Inc.
Deborah Crawford	Heather Erickson
(801) 705-7942	(801) 705-7104
dcrawford@ancestry.com	herickson@ancestry.com